                                             -----------------------------------
                                                         OMB APPROVAL
                                             -----------------------------------
                                             OMB Number         3235-0287
                                             Expires:       December 31, 2001
                                             Estimated average burden
                                             hours per response............. 0.5
                                             -----------------------------------
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        FORM 5

------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


[ ]    Check this box if
       no longer subject to
       Section 16.  Form 4          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
       or Form 5 obligations      Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
       may continue.
       See Instruction (b).
[ ]    Form 3 Holdings
       Reported
[X]    Form 4 Holdings
       Reported

      ----------------------------------  --------------------------------------------------------------------
      1. Name and Address of Reporting    2. Issuer Name and Ticker or Trading Symbol
         Person*

      Goldstein       Arthur              Langer, Inc. (GAIT)

      ----------------------------------  ---------------------------------  ---------------------------------
      (Last)         (First)    (Middle)  3. IRS or Social Security Number   4.  Statement for Month/Year
                                             of Reporting Person (Voluntary)

      20 Brynwood Lane                                                           December 31, 2001
      ----------------------------------  ---------------------------------  ----------------------------------
                 (Street)                                                    5.  If Amendment, Date of Original
                                                                                 (Month/Year)

      Greenwich       CT          06831

      ----------------------------------  ------------------------------------------------------------------------------------------
      (City)        (State)       (Zip)
      ----------------------------------  ------------------------------------------------------------------------------------------

      -----------------------------------------------------------------------
      6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

         x    Director                           10% Owner
      --------                             ------

              Officer (give                      Other
      --------                             ------
              title below)                       (specify below)


      -----------------------------------------------------------------------
      7.    Individual or Joint/Group Filing (Check Applicable Law)
          x   Form filed by One Reporting Person
      --------
              Form filed by More than One Reporting Person
      --------

      ------------------------------------------------------------------------------------------
      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
      ------------------------------------------------------------------------------------------

      ---------------------------------- ---------- ----------  --------------------------- ------------------- --------------
      1. Title of Security   (Instr. 3)  2. Trans-  3. Trans-   4. Securities Acquired (A)  5. Amount of        6. Owner-
                                            action     action      or Disposed of (D)          Securities          ship
                                            Date       Code                                    Beneficially        Form:
                                                       (Instr.                                 Owned at End of     (D) Dir
                                                        8)                                     Issuer's Fiscal     ect or (I)
                                                                                               Year (Instr. 3      Indirect
                                                                                               and 4)              (Instr. 4)
      ---------------------------------- ---------- ----------  -------  ------------ ----- ------------------- --------------
                                        (Month/Day     Code      Amount   (A) or (D)  Price
                                          /Year)
      ---------------------------------- ---------- ----------  -------  ------------ ----- ------------------- --------------
      Common Stock, par value $0.02 per                                                         32,787                D
      share
      ---------------------------------- ---------- ----------  -------  ------------ ----- ------------------- --------------

      ---------------------------------- ---------- ----------  -------  ------------ ----- ------------------- --------------

      ---------------------------------- ---------- ----------  -------  ------------ ----- ------------------- --------------

      ---------------------------------- ---------- ----------  -------  ------------ ----- ------------------- --------------

      ---------------------------------- ---------- ----------  -------  ------------ ----- ------------------- --------------

      ------------------------------------------------------------
      7. Nature Indirect Beneficial
      Ownership
      (Instr. 4)
      ------------------------------------------------------------


      ------------------------------------------------------------


      ------------------------------------------------------------

      ------------------------------------------------------------

      ------------------------------------------------------------

      ------------------------------------------------------------

      ------------------------------------------------------------


 FORM 5 (continued)      Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)

      -------------- ----------- ---------- ---------- ----------------------- --------------------------- -------------------------
      1. Title of    2. Conver-  3. Trans-  4.  Trans-  5. Number of           6. Date Exercisable         7. Title and Amount of
         Derivative     sion or     action      action     Derivative             and Expiration              Underlying
         Security       Exercise    Date        Code       Securities             Date (Month/Day/Year)       Securities
        (Instr. 3)      Price of   (Month/     (Instr.     Acquired (A)                                       (Instr. 3 and 4)
                        Derivative  Date/       8)         or Disposed of (D)
                        Security    Year)                 (Instr. 3, 4, and 5)
                                                       ----------- ----------- ------------ ------------- ---------- ---------------
                                                                                                                         Amount or
                                                                                Date          Expiration                 Number of
                                                           (A)         (D)      Exercisable   Date          Title          Shares
      -------------- ----------- ---------- ---------- ----------- ----------- ------------- ------------ ---------- --------------
      Stock Options    $1.525                                                      (1)         2/13/11      Common          30,000
      (Right to Buy)                                                                                        Stock
      -------------- ----------- ---------- ---------- ----------- ----------- ------------- ------------ ---------- --------------
      4% Convertible    $6.00     10/31/01      P4     $50,000                     (1)         8/31/06      Common           8,333
      Subordinated                                                                                          Stock
      Notes
      -------------- ----------- ---------- ---------- ----------- ----------- ------------- ------------ ---------- ---------------

      -------------- ----------- ---------- ---------- ----------- ----------- ------------- ------------ ---------- ---------------

      -------------- ----------- ---------- ---------- ----------- ----------- ------------- ------------ ---------- ---------------

      -------------- ----------- ---------- ---------- ----------- ----------- ------------- ------------ ---------- ---------------


    --------------  -------------   ------------ ----------------
     8. Price of    9. Number     10 Owner-    11. Nature
        Deriv          of deriv-     ship          of Indirect
        ative          ative         Form of       Beneficial
        Sec-           Secur-        Deriv-        Ownership
        urity          ities         ative         (Instr. 4)
        (Inst.         Bene-         Security:
         5)            ficially      Direct
                       Owned         (D) or
                        at End       Indirect
                       of Year       (I)
                      (Instr. 4)     (Instr. 4)
    --------------  -------------   ------------ ----------------
                        30,000            D
    --------------  -------------   ------------ ----------------
                       $50,000            D
    --------------  -------------   ------------ ----------------

    --------------  -------------   ------------ ----------------

    --------------  -------------   ------------ ----------------

(1)   Presently exercisable.
(2) The convertible note to which this report relates is $50,000 in principal amount and convertible into 8,333 shares of the issuer's common stock.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one reporting person, See Instruction 5(b)(v).


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Arthur Goldstein    February 13, 2002
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ---------------------   -----------------
                                                                                           **Signature of the      Date
                                                                                             Reporting Person



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